Exhibit to Accompany
Sub-Item 77 (O): Transactions effected pursuant to Rule 10f-3
FORM N-SAR
THE MARSICO INVESTMENT FUND  (the "Funds")
File Number: 811-8397
Period October 01, 1999 through September 30, 2000

Name of Issuer: Goldman Sachs & Co.
Date of Offering:08/01/00
Date of Purchase:08/01/00
Underwriter from whom purchased: DMG Equities, Donaldson Lufkin
     & Jenrette, Goldman Sachs, J.P.Morgan, Jefferies, Lehman Brothers, Merrill Lynch, Berns, Salomon Smith Barney
"Affiliated Underwriter" in the syndicate: Banc of America
     Securities
Aggregate principal amount of purchase:	Focus $57,297,796;
     Growth & Income $20,237,280
Aggregate principal amount of offering: $3.99 billion
Purchase price (net of fees and expenses):$99.75 / share
Commission, spread or profit:	$1.65, 1.65%


Name of Issuer: Southern Energy
Date of Offering:07/26/00
Date of Purchase:07/26/00
Underwriter from whom purchased: Lehman Brothers, Morgan Stanley
"Affiliated Underwriter" in the syndicate: Banc of America
     Securities
Aggregate principal amount of purchase:	Growth & Income
     $1,506,802 ; 21st Century $209,440
Aggregate principal amount of offering: $1.28 billion
Purchase price (net of fees and expenses): $22 / share
Commission, spread or profit:	$0.63, 2.86%


Name of Issuer: Corvis Corp.
Date of Offering:07/27/00
Date of Purchase:07/27/00
Underwriter from whom purchased: Credit Suisse First Boston,
     Robertson Stephens
"Affiliated Underwriter" in the syndicate: Banc of America
     Securities
Aggregate principal amount of purchase:	Focus $828,504
Aggregate principal amount of offering:	$1.14 billion
Purchase price (net of fees and expenses): $36 / share
Commission, spread or profit:	$1.52, 4.22%